Exhibit 10(b)

ONCOR ELECTRIC DELIVERY COMPANY LLC

Amended and Restated Executive Change in Control Policy

Effective August 1, 2014

Section 1. Policy Purpose.  The purpose of the Oncor Electric Delivery Company LLC (“Company” or “Oncor”) Executive Change in Control Policy (this “Policy”) is to establish uniform provisions for the payment of transition benefits to eligible executives of the Company and any of its consolidated subsidiaries (each a “Subsidiary”, and together the “Subsidiaries”), in the event of their termination of employment without Cause (as defined herein) or resignation with Good Reason (as defined herein) from the Company or a corporation, limited liability company or other entity resulting from the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (the “Surviving Corporation”), within twenty-four (24) months following a Change in Control (as defined herein), which are set forth herein. This Policy amends, restates and supercedes in its entirety that certain Oncor Electric Delivery Company LLC Change in Control Policy effective as of February 15, 2011.

Section 2. Eligible Executives.  Employees who are eligible for the benefits provided for in this Policy (“Eligible Executives”) are employees of the Company and its Subsidiaries who immediately prior to the effective time of a Change in Control are designated by the Company as members of the Company’s Executive Team.  The Executive Team shall be comprised of the Chief Executive Officer of the Company (“Chief Executive”) and the employees that constitute the senior leadership team and leadership team, as determined in accordance with the Company’s internal organizational structure; provided that the Company may determine the specific members of the Executive Team from time to time, and at any particular time.  However, the Company shall, effective immediately prior to the effective time of a Change in Control, determine and communicate the list of Eligible Executives, and such determination shall be final and binding on all parties.

Notwithstanding any other provision of this Policy, absent a Change in Control, severance benefits for Eligible Executives will be provided under the terms and conditions of the Oncor Executive Severance Plan and not under this Policy.  In this connection, it is the intent of the Company that Eligible Executives not be eligible for duplicate severance benefits under multiple plans.

Section 3. Available Benefits.  In the event that: (i) an Eligible Executive is terminated without Cause by the Company, any Subsidiary, a Surviving Corporation, or any of their respective subsidiaries, or (ii) an Eligible Executive resigns with Good Reason from his or her employment with the Company, any Subsidiary, a Surviving Corporation, or any of their respective subsidiaries, in either the case of (i) or (ii) within twenty-four (24) months following a Change in Control, the Eligible Executive will, subject to his or her timely execution of, and subsequently not revoking, the Agreement and Release provided for in Section 5 hereof, be entitled to receive the following benefits:

A. Cash Severance Payments. Eligible Executives will receive the following cash severance benefits:

A one-time lump sum cash severance payment in an amount equal to the greater of: (A) a multiple of the aggregate of (1) the Eligible Executive’s annualized base salary in effect immediately before the termination or resignation, or the Executive’s annualized base salary in effect as of the Change in Control, whichever is greater, plus (2) the Eligible Executive’s target annual incentive award for the year of the termination or resignation, or (B) the amount determined under the Oncor Severance Plan for non-executive employees based on the Eligible Executive’s annualized base salary in effect immediately before the termination or resignation, or the Executive’s annualized base salary in effect as of the Change in Control, whichever is greater.  The multiple will be determined as set forth in the following table, and will be based on the Eligible Executive’s position with the

Company immediately prior to the termination or resignation, or the Eligible Executive’s position immediately prior to the Change in Control, whichever position is more senior:

Position	Multiple of Base Salary plus Target Annual Incentive
Chief Executive Officer, Chief Financial Officer and General Counsel	3x
All other members of Executive Team	2x

The severance payments described above will be paid to the Eligible Executive sixty (60) days after his or her termination or resignation (the “Payment Date”), provided that the Eligible Executive has delivered to the Company, prior to the Payment Date, a signed and unrevoked Agreement and Release.  If the Eligible Executive has not delivered to the Company a signed and unrevoked Agreement and Release prior to the Payment Date, the severance payments described above will not be paid to the Eligible Executive.  The severance payments will be subject to all applicable tax withholdings and, to the extent permitted by Code Section 409A, may also be reduced by the amount of any obligations which the Eligible Executive owes to the Company.  Such obligations may include, but not be limited to, some or all of the following:

(a)	The entire balance, if any, owed under the Company’s appliance purchase plan, energy conservation program or employee relocation plan; and
(b)	Any amounts owed on Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company should be reimbursed.

B. Pro Rata Target Bonus.  At the same time (and subject to the same conditions) that an Eligible Executive receives a cash severance payment under Section 3(a), the Eligible Executive shall also receive a cash severance payment in an amount equal to a pro rata portion of the Eligible Executive’s target annual incentive award for the year of termination of employment (with such pro rata portion being the portion of the calendar year of termination that has been completed when the Eligible Executive’s employment is terminated).

C. Health Care Benefits.  Eligible Executives will be eligible for continued health care coverage under the Company’s health care plans for the applicable COBRA period.  The required contribution by the Eligible Executive for such continued coverage will be the applicable employee rate, for the period shown in the following table, unless and until the Eligible Executive becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA rate for such benefit.  The period of continued health care coverage provided for herein shall run concurrently with the Eligible Executive’s available COBRA coverage period.

Position	Period of Continued Health Care Coverage
Chief Executive Officer	18 Months
Member of Executive Team	18 Months

If an Eligible Executive is covered under the Company’s health care plans through the end of such eighteen (18) month period and the Eligible Executive is not eligible for coverage for a particular type of benefit through employment with another employer, then such Eligible Executive may, at the end of such eighteen (18) month period, continue participation in the Company’s health care plans at the applicable COBRA rate for such coverage for the period in the following table:

Position	Period of Subsidized Premium for Health Care Coverage
Chief Executive Officer	18 Months
Member of Executive Team	6 Months

The Company shall reimburse the Eligible Executive, on a monthly basis, in an amount equal to the difference between the applicable employee rate for such health care coverage and the COBRA rate paid by the Eligible Executive for that coverage during such subsequent coverage period.

D. Outplacement Assistance.  Eligible Executives will be eligible for payment or reimbursement by the Company of reasonable expenses incurred for outplacement services performed by an independent executive outplacement consulting firm selected by the Company, for up to the period set forth in the following chart, and the cost of outplacement services shall be paid or reimbursed no later than the end of the second year following the year in which the Eligible Executive incurred a termination or resignation of employment with the Company or any of its Subsidiaries.  The maximum outplacement assistance payment or reimbursement shall be $40,000 for the Chief Executive Officer, and $25,000 for other members of the Executive Team.

Position	Period of Outplacement Services
Chief Executive Officer	18 Months
Member of Executive Team	1 Year

E. Final Paycheck and Vacation. Eligible Executives will receive their final paycheck, as well as pay for vacation, if any, pursuant to the Company’s standard payroll and/or vacation policy.

F. Other Benefit Plans.  Eligible Executives will receive any vested, accrued benefits to which they have become entitled under any of the Company’s employee benefit plans covering the Eligible Executive in accordance with and subject to the respective provisions of such employee benefit plans as they may be amended from time to time.

G. Tax Gross-up.  If any payment, distribution or provision of a benefit hereunder (a “Payment”) would be subject to an excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code”), or any interest or penalties with respect to such excise or other additional tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company, Surviving Corporation or any Subsidiary, as applicable (for purposes of this Section, all such entities are referred to as the “Gross-up Obligor”) shall pay to the Eligible Executive an additional payment (“Gross-up Payment”) in an amount such that, after payment by the Eligible Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, the Eligible Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing, however, if the aggregate value of the Payments (as determined in accordance with Code Section 280G) is less than 110% of the product (such product to be referred to herein as the “Excise Tax Threshold”) of three times the Eligible Executive’s “base amount” (as such term is defined in Code Section 280G), then the Eligible Executive shall not be entitled to a Gross-up Payment and the Payments shall be reduced by the Company so that their aggregate value is equal to $1.00 less than the Excise Tax Threshold.  If any payment or benefit intended to be provided under this Policy must be reduced in accordance with this Section, the Company shall designate the payments and/or benefits to be so reduced in order to give effect to this Section.  The reduction shall first come from payments or benefits that are not permitted to be valued under Q&A 24(c) of Treasury regulation Section 1.280G‑1 and then by payments or benefits that are permitted to be valued under Q&A 24(c) of Treasury regulation Section 1.280G‑1.  The Gross-up Obligor will coordinate with the Eligible Executive to make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.  The Eligible Executive shall notify the Gross-up Obligor in writing of any claim by the Internal Revenue Service which, if successful, would require a Gross-up Payment (or a Gross-up Payment in excess of that initially determined).  The Gross-up Obligor shall notify the Eligible Executive in writing at least ten (10) business days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If the Gross-up Obligor decides to contest such claim, the Eligible Executive shall cooperate with the Gross-up Obligor in such action; provided, however, the Gross-up Obligor shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Gross-up Obligor’s action.  If, as a result of the Gross-up Obligor’s action with respect to any such claim, the Eligible Executive receives a refund of any amount paid by the Gross-up Obligor with respect to such claim, the Eligible Executive shall promptly pay such refund to the Gross-up Obligor.  If the Gross-up Obligor fails to timely notify the Eligible Executive whether it will contest such claim or the Gross-up Obligor determines not to contest such claim, then the Gross-up Obligor shall immediately pay to the Eligible Executive the portion of such claim, if any, which it has not previously paid to the Eligible Executive.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 3(g), the payment of the Gross-up Payment, if any, shall be made no later than two (2) and one-half months (1/2) after the end of the calendar year in which the right to such payment is no longer subject to a “substantial risk of forfeiture” (as such term is described under Code Section 409A); except if the Gross-up Payment is a “deferral of compensation” (as such term is described under Code Section 409A), then the following provisions of this paragraph shall apply.  If the Gross-up Payment is a deferral of compensation, (i) payment of the portion of the Gross-up Payment that is taxes shall not be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority; (ii) payment of the portion of the Gross-up Payment that is interest or penalties incurred by the Eligible Executive with respect to such taxes shall not be made later than December 31 of the year next following the year in which the Eligible Executive incurs such interest or penalties, as applicable; and (iii) reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state, local or foreign, shall not be made later than the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation.  If the Gross-up Payment is a deferral of compensation, the amount of interest and penalties eligible for payment or reimbursement in any year shall not affect the amount of such interest and penalties eligible for payment or reimbursement in any other year, nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing provisions of this Section 3(g) that are applicable to deferrals of compensation, if (i) the Gross-up Payment is a deferral of compensation, (ii) the Eligible Executive is a “specified employee” under Code Section 409A upon the Eligible Executive’s termination or resignation of employment, and (iii) all or any portion of the Gross-up Payment is considered made upon the Eligible Executive’s termination or resignation of employment, the portion of the Gross-up Payment which is considered made upon the Eligible Executive’s termination or resignation of employment shall not be made until the earlier to occur of the Eligible Executive’s death or the date that is six (6) months and one (1) day following the Eligible Executive’s termination or resignation of employment.

Section 4. Restrictive Covenants.  For a period of one (1) year after a termination of employment contemplated in this Plan, Eligible Executives shall not solicit, recruit, induce, encourage or in any way cause any employee, consultant or contractor then engaged by the Company or its affiliates to terminate his/her employment or contractual relationship with the Company or its affiliates.  Eligible Executives shall maintain in strictest confidence and not use in any way or publish, disclose or authorize anyone else to use, publish or disclose any proprietary, confidential or other non-public information or document relating to the business affairs of the Company or its affiliates.  Eligible Executives shall not disparage the Company or its affiliates.

Section 5. Agreement and Release.  Notwithstanding any other provisions of this Policy, any Eligible Executive’s eligibility for any of the benefits described herein will be subject to, and conditioned upon, the Eligible Executive executing, and not subsequently revoking, an Agreement and Release in the form attached hereto as Exhibit A.

Section 6. Definition of Cause.  For purposes of this Policy, a termination for “Cause” shall mean any one or more of the following: (a) as such term may be defined in any employment agreement or change-in control agreement in effect at the time of termination of employment between the Eligible Executive and the Company, or, (b) if there is no such employment or change-in-control agreement, “Cause” means, with respect to a Eligible Executive: (i) if, in carrying out his or her duties to the Company, Eligible Executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to the Company, its Subsidiaries or their shareholders, (B) gross neglect or (C) gross misconduct resulting in material economic harm to the Company or its Subsidiaries, taken as a whole, or (ii) upon the indictment of the Eligible Executive, or the plea of guilty or nolo contendere by Eligible Executive to, a felony or a misdemeanor involving moral turpitude.

Section 7. Definition of Good Reason.  For purposes of this Policy, the term “Good Reason” shall mean any one or more of the following events or actions which are taken without the express, voluntary consent of the Eligible Executive: (a) a reduction in the Eligible Executive’s base salary, other than a broad-based reduction of base salaries of all similarly situated executives of the Surviving Corporation or subsidiary, as applicable, unless such broad-based reduction only applies to former executives of Oncor; (b) a material reduction in the aggregate level or value of benefits for which the Eligible Executive is eligible, immediately prior to the Change in Control, other than a broad-based reduction applicable on a comparable basis to all similarly situated executives; or (c) the Eligible Executive is required to permanently relocate outside of a fifty (50) mile radius of the Eligible Executive’s principal residence in order to perform his or her duties hereunder.

Section 8. Definition of Change in Control.  For purposes of this Policy, the term “Change in Control” shall mean, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of Energy Future Holdings Corp.  (“EFH”), Oncor Electric Delivery Company Holdings LLC (“Oncor Holdings”) or Oncor to a person (or group of persons acting in concert) who is not an Affiliate of any member of the Sponsor Group (defined below);  (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their Affiliates, to a person (or group of persons acting in concert) of the common stock of EFH, no par value (“EFH Common Stock”) that results in more than 50% of the EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of EFH Common Stock by EFH, any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20% of the EFH Common Stock, and has the ability to appoint less than a majority of the directors to the board of directors of EFH (or of any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH than the Sponsor Group; provided however, that notwithstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH, and clauses (ii) and (iii) shall not apply, in each case, for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Oncor Units or equity units of Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor Holdings for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Oncor Units and (z) clause (i) above shall be deemed not to include any reference to Oncor for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfer of equity units of Oncor Holdings.  For purpose of this policy, “Sponsor Group” means investment funds affiliated with Kohlberg Kravis Roberts & Co.  L.P., TPG Capital, L.P.  and Goldman Sachs & Co., “Transfers” means to, directly or indirectly, transfer, sell, assign, pledge, hypothecate or otherwise dispose of Oncor Units, and “Oncor Units” means equity interests in Oncor or any Affiliate of Oncor (the material assets of which consist only of its direct or indirect interest in Oncor, or the assets of Oncor) used for the purposes of effecting a public offering of the vehicle holding the assets of Oncor.  Notwithstanding the foregoing, should a Change in Control occur under clauses (i) through (iii) above with respect to the assets or capital stock of EFH, a Change in Control will not be deemed to have occurred unless such Change in Control would result in the material amendment or interference with the Separateness Undertakings under Section 10(i)(vi) of the Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC and any amendments thereto (the “LLC Agreement”), or would adversely change or modify the definition of an Independent Director under Schedule A to the LLC Agreement.

Section 9. Legal Fees.  The Company shall pay or reimburse all reasonable legal fees and expenses incurred by an Eligible Employee in disputing in good faith the Eligible Employee benefits under the Plan, up to a maximum of $250,000 in the aggregate.  Such payments or reimbursements shall be made within thirty (30) business days after delivery of the Eligible Employee’s written request for such payment or reimbursement, accompanied by such evidence as the Company may reasonably require.

In order to comply with Code Section 409A, in no event shall any payments made by the Company under this Section 9 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided, however, that the Eligible Employee shall have submitted the written request for payment or reimbursement at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay or reimburse in any calendar year shall not affect the amount of legal fees and expenses that the Company is obligated to pay or reimburse in any other calendar year, and the Eligible Employee’s right to have the Company pay or reimburse such legal fees and expenses may not be liquidated or exchanged for any other benefit.

Section 10. Successor Bound by Policy.  It is the intent of the Company that this Policy will be assumed by, and be binding upon, a successor employer of an Eligible Executive following a Change in Control.  The Company intends to seek the express assumption of this Policy by any such successor employer.  If a successor employer fails or refuses to expressly assume this Policy prior to the effective date of a Change in Control, the Eligible Executives will, effective immediately prior to the effective time of a Change in Control, be eligible for the benefits provided for in this Policy upon each of their respective termination or resignation of employment, with or without Good Reason.

Section 11. Amendments.  This Policy may be amended at any time by the Board of Directors of the Company (“Board”) or a duly authorized committee thereof; provided, however, that no such amendment that materially adversely affects the benefits available to Eligible Executives may be made (a) at a time that the Company is in the process of negotiating, with the approval of the Board or a duly authorized committee thereof, with a third party pursuant to a letter of intent, memorandum of understanding, confidentiality agreement or other similar evidence of active negotiation concerning a potential transaction or event which, if consummated, would constitute a Change in Control, or (b) within 24 months following a Change in Control.

Section 12. Code Section 409A.

A. Notwithstanding any provision of this Policy to the contrary, the time and form of any payment described in this Policy shall be made in accordance with the applicable Section of the Policy (including expense reimbursements), provided that with respect to termination or resignation of employment for reasons other than death, the payment or benefit at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Eligible Executive is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Eligible Executive’s death or the date that is six (6) months and one (1) day following the Eligible Executive’s termination or resignation of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 10 shall be paid or reimbursed to the Eligible Executive in a lump sum, and any remaining payments shall be payable at the same time and in the same form as such amounts would have been paid in accordance with the applicable Section of the Policy.  For purposes of the Policy, the terms “terminated,” “termination from employment,” “resigns for Good Reason,” “termination or resignation of employment”  and variations thereof, as used in this Policy, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

B. Except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to the Policy may not be accelerated.

C. The Policy and the benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto.  Notwithstanding any other provision of the Policy to the contrary, the Policy shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer the Policy so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Policy will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Eligible Executive (or any other individual claiming a benefit through an Eligible Executive) for any tax, interest, or penalties the Eligible Executive may owe as a result of participation in the Policy, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Eligible Executive from the obligation to pay any taxes pursuant to Code Section 409A.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By: /s/ Deborah L. Dennis
Deborah L. Dennis
Senior Vice President, Human Resources & Corporate Affairs

Exhibit A

AGREEMENT AND RELEASE
(EXECUTIVE CHANGE IN CONTROL POLICY)

Pursuant to the terms of the Oncor Electric Delivery Company (the “Company”) Amended and Restated Change in Control Policy (the “Change in Control Policy”), the Company has offered to pay me $__________ as a Cash Severance Payment, and $____________ as a Pro Rata Target Bonus, as well as to provide healthcare benefits, out-placement assistance, and other applicable benefits under the terms of the Severance Plan.  In consideration for the agreements set forth herein, including but not limited to, my severing my employment with the Company, and waiving all claims and releasing the Company, its affiliates and employee benefit plans and their directors, officers, fiduciaries, employees, and agents from liability and damages related to my employment, and severance of employment, I choose to accept this offer.  I acknowledge and agree that my decision to accept this offer has been made by me on a voluntary basis.  No other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity to cause me to sign this Agreement and Release (the “Agreement”).

In exchange for the Company’s payment to me and the other promises contained herein, I individually and on behalf of my spouse, heirs, successors and assigns, waive all claims and release the Company, its past, present and future, parents, subsidiaries, affiliates, divisions, successors, predecessors, and related companies, and each of the aforementioned entities’ past, present, and future shareholders, owners, investors, managers, principals, committees, administrators, sponsors, executors, trustees, partners, assigns, representatives, attorneys, directors, officers, fiduciaries, employees and agents; and any employee benefit plans maintained by the Company, its past, present and future parents, subsidiaries, affiliates, divisions, successors and predecessors and the fiduciaries, consultants, agents and service providers of each such plan (collectively, the “Released Parties”) from and against all liability and damages related in any way to my employment with, or severance from, the Company or any of the Released Parties or to any acts or omissions relating to any matter prior to and including the date I sign the Agreement.  This waiver and release includes, but is not limited to, all claims and causes of action for discrimination (based on sex, age or any other protected characteristic) and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Older Workers Benefit Protection Act of 1990; the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Texas Labor Code; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any Company incentive plan or program; and all rights under common law such as breach of contract, declaratory judgment, tort or personal injury of any sort.  I acknowledge and agree that I have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

I understand that signing this Agreement is an important legal act.  I understand that I am releasing any claims I may have under the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age.  I acknowledge that the Company has advised me to consult an attorney before signing this Agreement.  I acknowledge that I have at least twenty-one (21) days from the day I receive this offer to consider this Agreement, and that I must sign this Agreement and mail or deliver it to the Company’s Senior Vice President, Human Resources, Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202, by the end of the twenty-first (21st) day after my receipt of this offer, for my election to participate in this Agreement and receive the benefits available thereunder to be effective.

I understand that this Agreement also precludes me from recovering any relief as a result of any lawsuit, grievance or claim brought on my behalf provided that nothing in this Agreement will affect my entitlement, if any, to workers’ compensation or unemployment compensation.  Nothing in this Agreement restricts me from pursuing a claim for vested, accrued benefits to which I am entitled as a terminated employee under the terms of any Company employee benefit plan in which I participate.

Additionally, nothing in this Agreement restricts me in any way from communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions or from cooperating with the Company or Company-sponsored plans in any internal investigation.

However, as stated above, this Agreement does prohibit me from recovering any relief, including monetary relief, as a result of such activities.

I represent and warrant that I have previously disclosed and advised the Company of all instances of regulatory violations or potential noncompliance of law by the Company or any of the Released Parties of which I am aware and have provided all information related to these issues in my possession.

I agree that in the course of my duties, I have acquired information of a proprietary and/or confidential nature relating to the business of the Company, including but not limited to, financial data and information, performance and operational information, transaction related information, including contract terms and contract related costs, billing data, customer lists and information, information related to prospective customers and business, marketing and sales plans and related information, business and operational plans, projects, developments, studies, strategies, reports, and analyses, business models, practices, procedures and processes, personnel related information,  non-public pricing and related information, including pricing curves, guidelines, models and methodologies, communications plans, non-public governmental related filings, positions and reports.  I agree to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use, publish or disclose any proprietary, confidential or other non-public information or document relating to the business or affairs of the Company, or its affiliates.  I agree not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody confidential and/or proprietary information of the Company or its affiliates and to immediately return any such information in my possession.  I acknowledge the reasonableness of this paragraph in light of the confidential business information to which I had access in my position with the Company, and the need for the Company to protect its investment in the confidential business information. I also agree that a breach of this paragraph, or my ongoing confidentiality obligations, would cause immediate and irreparable loss, damage and injury to the Company; that damages for such a breach would be exceedingly difficult, if not impossible, to estimate; and that the Company would have no adequate remedy at law.  Accordingly, I acknowledge that injunctive relief would be appropriate relief for such breach, in addition to any other remedies at law or in equity that the Company may have, including recoupment of the benefits I will receive pursuant to this Agreement.

I further agree to return all Company property in my possession, custody or control, including but not limited to credit cards, membership cards, access cards or keys, identification badges, computers, software, cell phones, radios, Company issued logo-branded uniforms or clothing, customer and supplier lists and information and other items provided in the Company’s policies.

I agree to cooperate fully and assist the Company or any affiliates of the Company in any litigation, claims, grievances, arbitrations, or disputes about which I have knowledge.

I agree that I will not make any false, disparaging or defamatory statement(s) or communication(s) to any third party regarding the Company or any of the Released Parties or the products, services, business or management of the Company or any other Released Party.  The Parties recognize that neither this provision, nor any other provision contained herein, prohibits either party from providing truthful testimony as required by law, subpoena or other compulsory process.

I agree that for a period of one year after my termination of employment with the Company, I will not solicit, recruit, induce, encourage or in any way cause any employee, consultant or contractor then engaged by the Company or any affiliate to terminate an employment or contractual relationship with the Company of any affiliate.

I understand and agree that any amounts which I owe the Company, or any affiliates of the Company, including but not limited to appliance purchase balances, energy conservation balances, vacation overpayment, travel expense advances, and salary over-payments resulting from prior receipt of workers’ compensation, will be offset and deducted from my final paycheck from the Company and/or the payment under this Agreement, and I agree that, if the amount of my final paycheck and payment under this Agreement is not sufficient to fully repay the amount owed, I will promptly pay the Company the full remaining amount owed.

I acknowledge and agree that none of the Released Parties has given me any financial planning, tax or similar advice with regard to the benefits under this agreement.  I acknowledge further that the financial, tax and similar effects of my decisions relating to the benefits will depend on my particular circumstances, that I should obtain advice from my own financial or tax adviser, and that none of the Released Parties are responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of my decision to accept the benefits.

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

I understand that for a period of seven (7) days following the signing of this Agreement, I may revoke my acceptance of the offer by either delivering or mailing a written statement revoking my acceptance to the Company’s Senior Vice President, Human Resources, Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, TX  75202, and this Agreement will not become effective.  In the event I so revoke my acceptance of the offer, the Company shall have no obligation to provide me any benefits contemplated herein.  If timely revocation is not made, this Agreement shall be effective and enforceable.

I have read this Agreement and I fully understand all of its terms and what they mean.  I enter into and sign this Agreement knowingly and voluntarily, without duress or coercion of any kind whatsoever and with the intent of being bound by the Agreement.

Date	Employee Signature
Employee Name (Please Print)
Social Security Number